Exhibit 99.1
OncoGenex Pharmaceuticals, Inc. Reports Financial Results for Second Quarter 2011
and Provides Update on Development Activities
BOTHELL, WA and VANCOUVER, BC, August 4, 2011 — OncoGenex Pharmaceuticals, Inc. (NASDAQ: OGXI) today provided an update on current events and activities and announced its second quarter financial results.
Second Quarter 2011 Highlights
•	Expected timing of results from the survival primary endpoint for the custirsen SYNERGY Phase 3 clinical trial remains unchanged at Q4 2013.
•	During discussions regarding the SATURN Special Protocol Assessment, or SPA, amendment, FDA stated that an application supported primarily by the results of SYNERGY alone would be acceptable for submission.
•	We have revised the custirsen SATURN Phase 3 trial protocol to expand the eligible patient population, and to align with the recently approved chemotherapy, cabazitaxel.
•	We are awaiting final, written FDA agreement on the SPA amendment that will allow patients to receive either docetaxel re-treatment or cabazitaxel as second-line chemotherapy.

•	Recruitment efforts are ongoing to enroll more patients in the SATURN study, which has had few patients accrued due to restrictive enrollment criteria regarding docetaxel retreatment and stable pain criteria. Expected timing of results for the pain palliation primary endpoint is now projected to be Q4 2013 rather than Q2 2013.
•	The initiation of the Phase 3 clinical trial evaluating custirsen in patients with non-small cell lung cancer (NSCLC) has been delayed as we determine the optimal chemotherapeutic combination based on safety considerations and the current and evolving standard of care.
•	We believe NSCLC is a promising indication and remain committed to the advancement of custirsen in NSCLC.
•	OGX-427
•	Enrollment continues for both the investigator-sponsored, randomized Phase 2 clinical trial evaluating OGX-427 in patients with castrate-resistant prostate cancer, and the investigator-sponsored Phase 1 trial evaluating OGX-427 in patients with superficial bladder cancer. We expect results from both trials in 2012, unchanged from previous guidance.

•	We expect to initiate the randomized Phase 2 clinical trial of OGX-427 in approximately 180 patients with metastatic bladder cancer in the second half of 2011.
Financial Results
•	Revenue for the second quarter increased to $1.9 million compared with $1.7 million in 2010. Revenue for the six months ended June 30, 2011 decreased to $3.1 million from $6.4 million in 2010. Revenue is earned through reimbursements received under the Teva collaboration, as well as recognition of upfront payments we received from Teva.
•	Revenue increased for the second quarter of 2011 due to increased efforts associated with the custirsen Phase 3 clinical trials.

•	Revenue decreased during the six months ended June 30, 2011 due to custirsen manufacturing activities now being paid directly by Teva.

•	As of June 30, 2011, $19.9 million of the $30.0 million upfront payment received from Teva in December 2009 was included in our Balance Sheet as Deferred Collaboration Revenue, which we are recognizing as we perform our deliverables under the agreement. We currently expect this performance period to end in the fourth quarter of 2013.

•	Total operating expenses for the second quarter increased to $6.9 million from $4.6 million in the second quarter of 2010. Total operating expenses for the six months ended June 30, 2011 also increased to $13.3 million from $12.3 million during the same period in 2010.
•	The increase in operating expenses was primarily due to higher manufacturing and clinical trial costs for OGX-427, and higher employee expenses, offset by lower custirsen manufacturing costs that are now being paid directly by Teva.
•	Net loss for the second quarter of 2011 increased to $6.5 million, or $0.67 per diluted common share, compared to net income of $0.2 million, or $0.02 per diluted common share, in the second quarter of 2010. Net loss for the six months ended June 30, 2011 increased to $9.6 million, or $0.99 per diluted common share, compared to net loss of $2.9 million, or $0.45 per diluted common share, in the same period of 2010.
•	An income tax recovery of $3.0 million was recorded in the second quarter of 2010, in relation to the Collaboration Agreement with Teva.
•	We had $75.4 million in cash, cash equivalents and short-term investments as of June 30, 2011, compared to $85.1 million as of December 31, 2010. As at August 1, 2011, we had 9,725,489 shares outstanding.
Conference Call Details
OncoGenex will host a conference call at 4:30 p.m. Eastern Time today, Thursday, August 4, 2011, to provide a business update and discuss the second quarter financial results. A live event will be available through the Events and Presentations Web page found in the Investor Relations section of the OncoGenex Web site at www.oncogenex.com. Alternatively, you may access the live conference call by dialing (877) 606-1416 (U.S. & Canada) or (707) 287-9313 (International). A webcast replay will be available approximately two hours after the call and will be archived on www.oncogenex.com for 90 days.
About OncoGenex Pharmaceuticals
OncoGenex is a biopharmaceutical company committed to the development and commercialization of new cancer therapies that address treatment resistance in cancer patients. OncoGenex has a diverse oncology pipeline, with each product candidate having a distinct mechanism of action and representing a unique opportunity for cancer drug development. OncoGenex and Teva Pharmaceutical Industries Ltd. (NASDAQ: TEVA) have entered a global collaboration and license agreement to develop and commercialize OncoGenex’ lead drug candidate, custirsen. Custirsen is currently in Phase 3 clinical development as a treatment in men with metastatic castrate-resistant prostate cancer. The companies plan to begin Phase 3 development of custirsen in first-line treatment of advanced, unrespectable non-small cell lung cancer. OGX-427 is in Phase 2 clinical development; CSP-9222 and OGX-225 are currently in pre-clinical development.
OncoGenex’ Forward Looking Statements
This press release contains forward-looking statements within the meaning of the “safe harbor” provisions of the Private Securities Litigation Reform Act of 1995, including, but not limited to, statements concerning our anticipated product development activities, such as expected clinical trial initiation and completion dates, patient enrollment targets, proposed amendments to our ongoing clinical trial design and the timing and possibility for approval by the FDA thereof, the timing and costs of our product development activities and the potential benefits of our product candidates. All statements other than statements of historical fact are statements that could be deemed forward-looking statements. These statements are based on management’s current expectations and beliefs and are subject to a number of risks, uncertainties and assumptions that could cause actual results to differ materially from those described in the forward-looking statements. Such forward-looking statements are subject to risks and uncertainties, including, among others, the risk of delays in our expected clinical trials and the uncertainties regarding patient enrollment rates, the risk that the FDA does not approve our proposed amendment to the Saturn trial design in a timely fashion or at all, the risk that our product candidates do not obtain the requisite regulatory approvals to commercialize, the risk that new developments in the rapidly evolving prostate cancer therapy landscape require additional changes in our clinical trial design or limit the potential benefits of our product and the other factors described in our risk factors set forth in our filings with the Securities and Exchange Commission from time to time, including the Company’s Quarterly Report on Form 10-Q for second quarter ended June 30, 2011. The Company undertakes no obligation to update the forward-looking statements contained herein or to reflect events or circumstances occurring after the date hereof, other than as may be required by applicable law.
SOURCE OncoGenex Pharmaceuticals, Inc.
OncoGenex Contact:
Jaime Welch
(604) 630-5403
jwelch@oncogenex.com

Condensed Consolidated Statements of Operations
(in thousands)

	Three months		Six months
	Ended June 30,		Ended June 30,
	2011	2010	2011	2010
	(unaudited)	(unaudited)	(unaudited)	(unaudited)
Collaboration revenue	$1,887	$1,701	$3,086	$6,401

Operating expenses
Research and development	5,409	3,079	10,262	9,459
General and administrative	1,471	1,475	3,042	2,825

Total operating expenses	6,880	4,554	13,304	12,284
Loss from operations	4,993	2,853	10,218	5,883
Other income (expense)	(1,537)	7	643	(7)

Loss for the period before taxes	6,530	2,846	9,575	5,890
Income tax expense (recovery)	—	(3,000)	—	(3,000)

Net loss	$6,530	$(154)	$9,575	$2,890

Basic and diluted loss per common share	0.67	(0.02)	0.99	0.45
Weighted average number of common shares
Basic	9,718,251	6,400,081	9,715,846	6,366,861
Diluted	9,718,251	6,529,482	9,715,846	6,366,861

Condensed Consolidated Balance Sheets
(in thousands)

	June 30,	December 31,
	2011	2010
	(unaudited)
Assets:
Cash, cash equivalents and short term investments	$75,412	$85,107
Amounts receivable	1,498	1,224
Prepaid and other current assets	1,899	2,987
Property, equipment and other assets	716	600

Total assets	79,525	$89,918

Liabilities and stockholders’ equity:
Accounts payable and accrued expenses	1,643	$893
Current deferred collaboration revenue	10,000	10,000
Warrant liability	14,828	15,269
Other current liabilities	1,384	1,314
Long term liabilities	16,472	18,317
Stockholders’ equity (deficiency)	35,198	44,125

Total liabilities and stockholders’ equity (deficiency)	79,525	$89,918